Exhibit 10.35


December 31, 2007


Norman M. Blashka
55 Colgate Lane
Woodbury, New York 11797

Re:  Employment Agreement

Dear Norman:

     On behalf of Salon Media Group, Inc. (the "Company"), I am pleased to confirm our verbal offer of employment to you for the position of Executive Vice President - Chief Financial Officer, reporting to Christopher Neimeth, Chief Executive Officer. This letter agreement (this "Agreement") sets out the terms of your employment with the Company, which will start on December 31, 2007. (the "Start Date").

     You will be paid a starting base salary of $8,333.33 semi-monthly ($200,000 on an annualized basis), less applicable tax and other withholdings in accordance with the Company's normal payroll procedure. You will also be eligible to participate in various Company fringe benefit plans, including group health insurance, 401(k), holidays and vacation programs (4 weeks per annum), and any other benefits generally provided from time to time by the Company to its executive officers. You will also be promptly reimbursed for all reasonable out-of-pocket expenses incurred in the performance of your employment, upon presentation of appropriate documentation, in accordance with the Company's standard procedures. Any such business expense reimbursement you are entitled to receive shall (i) be paid no later than the last day of the year following the year in which the expense was incurred, (ii) not affect any other expenses that are eligible for reimbursement in any year and (iii) not be subject to liquidation or exchange for another benefit.

     You will be entitled to an annual bonus plan for each fiscal year beginning with Fiscal Year 2009 (April 1, 2008 through March 31, 2009), to be targeted between 50% and 100% of your then base salary, based on goals to be mutually agreed upon within thirty days of the beginning of each fiscal year.

     Subject to the approval of the Company's Board of Directors, as of the date hereof, you will be granted an option to purchase an amount of shares of Company common stock equal to two percent (2.0%) of the fully diluted shares of the Company under the Company's 2004 Stock Plan at an exercise price equal to the fair market value of that stock on your option grant date. Your option will vest over a period of four years from the date of grant (25% one year after the date of grant and 1/48 per month thereafter), and will be subject to the terms and conditions of the Company's 2004 Stock Plan and standard form of stock option agreement, which you will be required to sign as a condition of receiving the option.

     Additionally, subject to the approval of the Company's Board of Directors, on January 1, 2008, you will be granted options to purchase a number of common shares equal to one half of one percent (0.5%) of the then fully-diluted shares outstanding under the Company's 2004 Stock Plan at an exercise price equal to the fair market value of that stock on your option grant date. These options will vest in their entirety upon the achievement by the Company of Positive Operating Cash Flow for any trailing four fiscal quarters. For purposes of this agreement, Positive Operating Cash Flow is defined as earnings before interest and taxes, plus all non-cash charges including but not limited to depreciation and amortization, share-based compensation, and amortization of prepaid advertising rights. Fully-diluted shares includes all shares outstanding as of the date(s) of grant after giving effect to the conversion and or exercise of all issued or required to be issued shares of preferred stock, options, warrants and other equity derivative instruments.

     The vesting of all shares subject to options described above will be subject to your continued service to the Company during the time periods specified, except as noted below.

     Your employment with the Company is "at will"; it is for no specified term, and may be terminated by you or the Company at any time, with or without cause or advance notice.

     In the event of a termination of your employment by the Company for a reason other than 1) "Cause" (as defined below), 2) your death or 3) your "Disability" (as defined below), or a termination of your employment by you for a "Good Reason" (as defined below), provided that you execute and deliver a full general release of all known and unknown claims that you may then have against the Company arising out of or in any way related to your employment or termination of employment with the Company and such general release has become effective in accordance with its terms prior to the 30th day following the date of your termination of employment, you will be entitled to receive the following: (i) a "Severance Payment" in an amount equal to six (6) months of your then current Base Salary, less applicable withholding, payable, except as otherwise provided below, in accordance with the Company's regular payroll cycle and in equal installments over a six month period (the "Severance Period") commencing on the first payroll date at least 30 days following the date of such termination of employment; (ii) if you are covered under the Company's group health plan as of the date of termination of your employment and as a result of the termination of employment you suffer a loss of benefits under such group health plan, and you timely elect to continue group health benefits under applicable law (COBRA), the Company will reimburse you for any COBRA premiums you pay for COBRA coverage for the period from the date of termination of employment until the earlier of (A) the date on which you first become covered under another employer's group health plan, or (B) the date that is six (6) months after the date of termination of your employment (the "COBRA Payments");
(iii) payment on the first payroll date at least 30 days after your termination of employment of an amount equal to the bonus that you would have earned for the then current fiscal year under your then applicable bonus plan if the Company's then current fiscal year were deemed ended (and you were deemed employed on but not after) the date of such termination and (iv) if such a termination of employment occurs before six months after the Start Date, 12.5% of the restricted shares and shares subject to then outstanding options held by you shall be fully vested and exercisable as of the date of termination of your employment; (v) if such a termination of employment occurs at least six months after the Start Date but before one year after the Start Date, vesting of 50% of the restricted shares and shares subject to then outstanding options held by you shall be fully vested and exercisable as of the date of termination of your employment; (vi) if such a termination of employment occurs at least one year after the Start Date, 100% of the unvested restricted shares and then outstanding options held by you shall be fully vested and exercisable as of the date of termination of your employment, (vii) payment of any unpaid salary earned through your termination date, (viii)reimbursement of any business expenses incurred through your termination date, and (ix) payment of any accrued and unused vacation.

     Notwithstanding the foregoing, no amount payable pursuant to this Agreement which constitutes a "deferral of compensation" within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Internal Revenue Code (the "Section 409A Regulations") shall be paid unless and until you have incurred a "separation from service" within the meaning of the Section 409A

Regulations. Furthermore, to the extent that you are a "specified employee" within the meaning of the Section 409A Regulations as of the date of your separation from service, no amount that constitutes a deferral of compensation which is payable on account of your separation from service shall paid to you before the date (the "Delayed Payment Date") which is first day of the seventh month after the date of your separation from service or, if earlier, the date of your death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

     For the purposes of this Agreement, "Cause" shall mean the occurrence of one or more of the following: (1) your theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any Company documents or records; (2) your material failure to abide by the Company's code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct); (3) your unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company (including, without limitation, your willful improper use or disclosure of the Company's confidential or proprietary information); (4) any intentional act by you that has a material detrimental effect on the Company's reputation or business; (5) your repeated failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; or (6) your conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs your ability to perform your duties for the Company.

For the purposes of this Agreement, "Good Reason" shall mean the occurrence of one or more of the following without your consent:

     (a) A material and adverse change in your duties or responsibilities;

     (b) The Company's failure to pay your base salary or bonus when due;

     (c) The Company's failure to grant you the stock options described above;

     (d) A relocation of your principal place of employment in New York City by more than 50 miles; or

     (e) The willful violation by the Company of any of its material obligations under this Agreement;

provided, that in each case Good Reason shall only exist if (i) you have provided the Company written notice within 60 days of the first occurrence of a condition described above of your view that a "Good Reason" has occurred and your intention to resign for Good Reason, (ii) the Company does not within thirty (30) days following receipt of such notice cure the adverse effect of the event that you have asserted to be "Good Reason" for termination, and (iii) you have resigned from your employment with the Company within 6 months following the first occurrence of a condition described above.

For the purposes of this Agreement, "Disability" shall mean an illness, injury or other incapacitating condition as a result of which you are substantially unable to perform the services required to be performed under this letter agreement, even with reasonable accommodation, if necessary, for (i) one hundred twenty five (125) consecutive days (or, if longer, such period as is then required by law); or (ii) a period or periods aggregating more than one hundred eighty (180) days (or, if longer, such period as is then required by law) in any period of twelve (12) consecutive months.

     In the event of a "Change in Control" (as defined below) all the shares subject to then outstanding options and restricted shares, if any, held by you shall be fully vested and exercisable.

     For the purposes of this Agreement, "Change of Control" is defined as any one of the following occurrences:

     (a) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than a trustee or other fiduciary holding securities of Company under an employee benefit plan of Company, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of the securities of Company representing more than 50% of (A) the outstanding shares of common stock of Company or (B) the combined voting power of the Company's then-outstanding securities; or

     (b) The sale or disposition of all or substantially all of Company's assets (or any transaction having similar effect is consummated); or

     (c) Company is party to a merger or consolidation that results in the holders of voting securities of Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation; or

     (d) The dissolution or liquidation of Company.

     The Company and you hereby agree that all controversies, claims or disputes arising out of or relating to this Agreement, your employment relationship with the Company (including, but not limited to, any claims of age, sex, sexual orientation, race, color, national origin, ancestry, marital status, religious creed, physical or mental disability or medical condition or other discrimination, retaliation or harassment) and/or the termination of your employment for any reason shall be settled by confidential, binding arbitration in New York through the American Arbitration Association ("AAA") under the AAA's National Rules for the Resolution of Employment Disputes then in effect, which are available online at the AAA's website at www.adr.org. Unless otherwise required by law, the costs of the arbitration shall be borne by the party who does not prevail in the dispute or as otherwise determined by the arbitrator(s) in their sole discretion. In agreeing to this provision, you and the Company hereby waive your respective rights to have any such disputes or claims tried before a judge or jury.

     As a condition of your employment, you will be required to sign the Company's standard form of employee nondisclosure and assignment agreement, and to provide the Company with documents establishing your identity and right to work in the United States. Those documents must be provided to the Company within three days after the Start Date.

     This Agreement and the non-disclosure and stock option agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment with the Company, and they supersede all prior negotiations, representations or agreements between you and the Company. The provisions of this Agreement regarding "at will" employment may only be modified by a document signed by you and an authorized representative of the Company.

The Company intends that income provided to you pursuant to this Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code. The provisions of this Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A. However, the Company does not guarantee any particular tax effect for income provided to you pursuant to this Agreement. In any event, except for the Company's responsibility to withhold applicable income and employment taxes from compensation paid or provided to you, the Company shall not be responsible for the payment of any applicable taxes on compensation paid or provided to you pursuant to this Agreement. The Company agrees to work together with you in good faith to consider amendments to this Agreement as appropriate to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under
Section 409A of the Code and any temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder.

     Norman, we look forward to working with you at the Company. Please sign and date this Agreement on the spaces provided below to acknowledge your acceptance of the terms of this Agreement.


                                             Sincerely,

                                             Salon Media Group, Inc.


                                             By: s/s Christopher Neimeth
                                                 -----------------------
                                             Christopher Neimeth
                                             Chief Executive Officer

     I agree to and accept employment with Salon Media Group, Inc. on the terms and conditions set forth in this Agreement.


     Date: December 31, 2007          s/s Norman M. Blashka
                                      ---------------------
                                      Norman M. Blashka